Investor Relations Contact:
Anita Booe – 336-703-6902
FOR IMMEDIATE RELEASE	ABooe@KrispyKreme.com

Media Relations Contact:
Brian K. Little – 336-726-8825
Blittle@KrispyKreme.com

Krispy Kreme Doughnuts, Inc. Adopts Shareholder Protection Rights Agreement

WINSTON-SALEM, N.C., Jan. 14 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) today announced that its Board of Directors has adopted a Shareholder Protection Rights Agreement to replace the Company's existing Rights Plan, which will expire on January 18, 2010.

"The new Rights Plan was adopted to deter abusive takeover tactics, but it was not adopted in response to any specific effort to acquire control of the Company. The Company's current market capitalization makes the Company and its shareholders especially vulnerable to a creeping acquisition of control whereby a person can acquire a substantial percentage of the Company's outstanding stock prior to making any public disclosure regarding its control intent and without paying a control premium. Krispy Kreme believes the new Rights Plan, like the existing Rights Plan, will provide the Board of Directors with negotiating leverage if a third party offers to acquire the Company at a price that would not provide shareholders with the full value of their investment. The issuance of the rights has no dilutive effect, will not affect reported earnings per share and is not taxable to Krispy Kreme or its shareholders," said Jim Morgan, Chairman of the Board of Directors and Chief Executive Officer of the Company.

In connection with the adoption of the new Rights Plan, the Company's Board of Directors declared a dividend of one right on each outstanding share of the Company's common stock. The dividend will be paid on January 19, 2010 to shareholders of record on January 18, 2010. The rights will trade with, and be represented by, the existing common stock and no further action by shareholders is necessary unless and until a triggering event occurs and the rights become exercisable. Should the rights become exercisable, the Company will notify shareholders.

The mechanics of the new Rights Plan are similar to the existing Rights Plan. In general terms, and as in the existing Rights Plan, the rights that will be issued under the new Rights Plan are not exercisable until such time as a person or group becomes the beneficial owner of 15 percent or more of the Company's common stock immediately following the expiration of the existing Rights Plan. The rights may cause substantial dilution to a person or group that acquires 15% or more of the Company's common stock unless the rights are first redeemed by the Board of Directors. Unlike the existing Rights Plan (which had a ten-year term), the new Rights Plan only has a three-year term.

A letter to shareholders regarding the Rights Plan and a summary of certain terms of the Rights Agreement will be mailed to shareholders on or about January 19, 2010.

About Krispy Kreme
Krispy Kreme is a leading branded retailer and wholesaler of high-quality doughnuts and packaged sweets, including its Original Glazed® doughnut. Headquartered in Winston-Salem, North Carolina, the Company has offered the highest-quality doughnuts and great-tasting coffee since it was founded in 1937. Today, Krispy Kreme can be found in over 560 locations in 18 countries around the world. Visit us at www.KrispyKreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic operating model; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with government regulations relating to food products and franchising; our relationships with off-premises customers; our ability to protect our trademarks and trade secrets; risks associated with our high levels of indebtedness; restrictions on our operations and compliance with covenants contained in our secured credit facilities; changes in customer preferences and perceptions; and risks associated with competition. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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